Exhibit 99.1

Cytori Reports First Quarter 2009 Financial Results

May 11, 2009, San Diego, CA -- Cytori Therapeutics (NASDAQ: CYTX) reports financial results for the first quarter ended March 31, 2009. These results highlight the Company’s progress and demonstrate commercial, clinical and strategic achievements, which year-to-date include:

•	Continued growth in product revenues
•	EU partnership with GE Healthcare to commercialize Celution® and StemSource® products in the cosmetic and reconstructive surgery, research and stem cell banking markets in select European countries
•	North American partnership with GE Healthcare to commercialize StemSource® products
•	Installed first Japanese StemSource® Cell Bank at Kyoto Prefectural University of Medicine
•	Completed enrollment of the APOLLO heart attack trial
•
Expanded protection for Celution® and StemSource platforms through receipt of three patents and one allowance relating to cell banking, automated cell processing systems, and important methods for cell-enhanced reconstruction

Product revenues increased to $1.9 million for the first quarter of 2009, compared to $153,000 recognized in the first quarter of 2008, the first period for which Cytori’s regenerative medicine products were commercially available. First quarter 2009 product revenues consisted of $1.3 million in Celution® System sales in Europe and Asia and the recognition of $0.6 million from the installation of a StemSource® Cell Bank in Japan. Gross profit for the first quarter was $825,000, compared to $93,000 in the first quarter of 2008.

“Cytori’s first quarter sales reflect the progress the Company has made since it introduced its regenerative medicine product line early last year,” said Christopher J. Calhoun, chief executive officer for Cytori. “We achieved a significant year over year increase in product revenues based on a diverse mix of orders between the Celution® System and StemSource® Cell Bank sales in Europe and Asia and we believe we are on track to meet our $10 million revenue projection for 2009. During the remainder of the year, we anticipate revenues to be driven by increased interest in the Celution® system from cosmetic and reconstructive surgeons in Europe and Asia, the achievement of periodic international StemSource orders, and the introduction of the StemSource® research products in the United States through GE Healthcare.”

During the first quarter of 2009, Cytori reduced total operating expenses to $6.4 million, as compared to $9.2 million for the same period in 2008. This decrease is due to a reduction in research and development and general and administrative expenses and recognition of a gain from the change in fair value of warrant liability, offset by a planned increase in sales and marketing expenses. This trend is expected to continue due, in part, to further cost containment measures enacted in March 2009 and which are expected to take full effect in the second quarter of 2009. These measures include continued reduction in research and development, as resources have been shifted to managing the sales and marketing activities of our distribution partners.

Net loss for the first quarter of 2009 decreased to $6.1 million, as compared to $8.3 million for the first quarter in 2008. Cytori ended the first quarter of 2009 with $15.5 million in cash and cash equivalents compared to $12.6 million in cash and cash equivalents at December 31, 2008. Subsequent to the end of the quarter, Cytori entered into agreements to raise $4.2 million in proceeds from a private placement.

Conference Call
Cytori will host a conference call at 10:00 a.m. Eastern Time today to discuss these results. The audio webcast of the conference call may be accessed under "Events & Webcasts" in the Investor Relations section of the Cytori’s website (www.cytoritx.com). The webcast will be available live and by replay two hours after the call and archived for 90 days. A telephone replay will be available for one week, accessible at +1 (303) 590-3030 (PIN: 4059504).

About Cytori
Cytori develops and globally commercializes regenerative medicine technologies, which provide real-time, point-of-care access to clinical grade regenerative cells. Our technology is incorporated into two product families. The Celution®-related products are sold throughout Europe and Asia primarily into the cosmetic and reconstructive surgery market and are under evaluation by the U.S. FDA. Our StemSource® products are sold globally for cell banking and research applications. We are also developing additional clinical uses of our technology for the treatment of multiple medical conditions, including cardiovascular disease, urinary tract disorders, and wound related conditions. To commercialize our technology, Cytori has partnered with global and regional leaders in healthcare such as Olympus Corp, GE Healthcare, and Green Hospital Supply. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product revenues, anticipated continued reduction in operating expenses for 2009 and the timing of that reduction, our sales expectations from our marketing and distribution partners, customer consumable reorder trends, anticipated StemSource® Cell Bank orders, our ability to introduce complementary cosmetic and reconstructive surgery products in 2009,  are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of March 31, 2009	As of December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$15,472,000	$12,611,000
Accounts receivable, net of allowance for doubtful accounts of $272,000 and $122,000 in 2009 and 2008, respectively	1,219,000	1,308,000
Inventories, net	1,851,000	2,143,000
Other current assets	1,158,000	1,163,000

Total current assets	19,700,000	17,225,000

Property and equipment, net	2,278,000	2,552,000
Investment in joint venture	308,000	324,000
Other assets	649,000	729,000
Intangibles, net	801,000	857,000
Goodwill	3,922,000	3,922,000

Total assets	$27,658,000	$25,609,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$4,395,000	$5,088,000
Current portion of long-term obligations	2,497,000	2,047,000

Total current liabilities	6,892,000	7,135,000

Deferred revenues, related party	16,474,000	16,474,000
Deferred revenues	2,464,000	2,445,000
Warrant liability	677,000	—
Option liability	2,270,000	2,060,000
Long-term deferred rent	84,000	168,000
Long-term obligations, less current portion	4,520,000	5,044,000

Total liabilities	33,381,000	33,326,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2009 and 2008	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 34,088,915 and 31,176,275 shares issued and 34,088,915 and 29,303,441 shares outstanding in 2009 and 2008, respectively	34,000	31,000
Additional paid-in capital	159,629,000	161,214,000
Accumulated deficit	(165,386,000)	(162,168,000)
Treasury stock, at cost	—	(6,794,000)

Total stockholders’ deficit	(5,723,000)	(7,717,000)

Total liabilities and stockholders’ deficit	$27,658,000	$25,609,000

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended March 31,
	2009	2008

Product revenues:
Related party	$564,000	$—
Third party	1,348,000	153,000
	1,912,000	153,000

Cost of product revenues	1,087,000	60,000

Gross profit	825,000	93,000

Development revenues:
Development, related party	—	774,000
Research grants and other	8,000	37,000
	8,000	811,000

Operating expenses:
Research and development	3,468,000	4,963,000
Sales and marketing	1,286,000	958,000
General and administrative	2,494,000	3,111,000
Change in fair value of warrants	(1,021,000)	—
Change in fair value of option liability	210,000	200,000

Total operating expenses	6,437,000	9,232,000

Operating loss	(5,604,000)	(8,328,000)

Other income (expense):
Interest income	14,000	76,000
Interest expense	(400,000)	(23,000)
Other income (expense), net	(92,000)	11,000
Equity loss from investment in joint venture	(16,000)	(9,000)

Total other income (expense), net	(494,000)	55,000

Net loss	$(6,098,000)	$(8,273,000)

Basic and diluted net loss per share	$(0.20)	$(0.34)

Basic and diluted weighted average common shares	30,266,169	24,442,655